UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________
SCHEDULE 14A
 _____________________________
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION
(Name of Registrant as Specified in Its Charter)

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REGENCY CENTERS CORPORATION

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2016
TO THE HOLDERS OF COMMON STOCK:
PLEASE TAKE NOTICE that the annual meeting of shareholders of Regency Centers Corporation will be held on Friday, April 29, 2016, at 8:30 A.M., Eastern Time, at the Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.
The meeting will be held for the following purposes:

1.	To elect as directors the nine nominees named in the attached proxy statement to serve until the 2017 annual meeting of shareholders and until their successors have been elected and qualified.

2.	To approve an advisory resolution approving executive compensation for fiscal year 2015.

3.	To ratify the appointment of KPMG LLP as our independent registered public accountants for fiscal year 2016.

4.	To transact such other business as may properly come before the meeting or any adjournment.

The shareholders of record at the close of business on March 10, 2016 will be entitled to vote at the annual meeting.

We hope you will be able to attend the meeting, but in any event we would appreciate your submitting your proxy as promptly as possible. You may vote via the Internet, or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or by e-mail, you may submit your vote by mail. We encourage you to vote via the Internet or by telephone. These methods are convenient and save us significant postage and processing charges. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Barbara Christie Johnston
Senior Vice President, Secretary
and General Counsel
Dated:    March 14, 2016

REGENCY CENTERS CORPORATION
One Independent Drive, Suite 114
Jacksonville, Florida 32202

________________________________

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD APRIL 29, 2016
This proxy statement and the accompanying form of proxy are first being sent or made available to our shareholders on or about March 14, 2016 in connection with the solicitation by our board of directors of proxies to be used at our 2016 annual meeting of shareholders. The meeting will be held on Friday, April 29, 2016, at 8:30 A.M., Eastern Time, at the Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.
NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

On or about March 14, 2016, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.
ABOUT THE ANNUAL MEETING
Why did I receive these materials?
Our board of directors is soliciting proxies for our 2016 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, March 10, 2016, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote regardless of if you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.
What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.
Who is entitled to vote at the meeting?
Holders of common stock as of the close of business on the record date, March 10, 2016, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had outstanding and entitled to vote 97,610,485 shares of common stock.
How many votes do I have?
Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.
Who can attend the meeting?
Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come basis.
Cameras, recording devices and other electronic devices will not be permitted at the meeting.
What constitutes a quorum?
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.
Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.
What vote is required to approve each item?
In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will be considered a vote cast.
For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2016, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are not considered votes cast and will have no effect on whether these proposals are approved.
The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors. Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.
The ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2016 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.
If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.
How do I vote?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Our board of directors has designated Martin E. Stein, Jr. and Lisa Palmer, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.
Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on April 28, 2016. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.
Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.
If you hold your shares in “street name,” we have supplied copies of our proxy materials for the 2016 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.
Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.
Can I change my vote?
Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How are we soliciting this proxy?
We are soliciting this proxy on behalf of our board of directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.
Will shareholders be asked to vote on any other matters?
To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.
If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?
If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.
If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.
Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:
Regency Centers Corporation
Attn: Lisa White
One Independent Drive, Suite 114
Jacksonville, Florida 32202
(904) 598-7833

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.
How can I obtain paper copies of the proxy materials, 10-K and other financial information?
Shareholders can access our 2016 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.
The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Lisa White at our address set forth above.
If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth above.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.
Where can I find the voting results of the annual meeting?
The Company will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K within four business days following the annual meeting.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table shows information relating to the beneficial ownership of our common stock as of February 15, 2016, except as otherwise disclosed in the notes below, of each person known to us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name (1)	Number of Shares Owned (2)	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	13,784,619 (3)	14.12%
Cohen & Steers, Inc. 280 Park Avenue, 10th Floor New York, NY 10017	11,247,294 (4)	11.52%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,573,511 (5)	10.83%
JPMorgan Chase & Co 270 Park Ave. New York, NY 10017	5,831,064 (6)	5.97%
Daiwa Asset Management Co., Inc. GranTokyo North Tower 9-1 Marunouchi 1-Chrome, Chiyoda-ku Tokyo Japan 100-6753	5,625,132 (7)	5.76%
APG Asset Management US Inc. APG Asset Management N.V. 666 3rd Avenue, 2nd Floor New York, NY 10017	5,431,159 (8)	5.56%

(1)	Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)
We are not aware of any shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement by the beneficial owners that are listed.

(3)
Information is as of December 31, 2015 and is based on a report on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 232,034 shares, shared voting power over 78,890 shares, sole dispositive power over 13,609,594 shares and shared dispositive power over 175,025 shares. As of December 31, 2015 and based on a report on Schedule 13G filed with the SEC on February 9, 2016, 6,785,687 shares of this total are owned by Vanguard Specialized Funds - Vanguard REIT Index Fund.

(4)
Information is as of December 31, 2015 and is based on a report on Schedule 13G filed with the SEC on February 16, 2016 by Cohen & Steers, Inc. According to the information provided in the Schedule 13G, the shares are held by Cohen & Steers, Inc. and its affiliates as follows:

	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Cohen & Steers, Inc.	5,399,489	—	11,247,294	—
Cohen & Steers Capital Management, Inc.	5,271,612	—	11,040,304	—
Cohen & Steers UK Ltd.	127,877	—	206,990	—

We believe that shares reported by Daiwa Asset Management Co. Ltd. are included in the shares reported by Cohen & Steers, Inc. which is a sub-advisor to Daiwa Asset Management Co. Ltd.

(5)
Information is as of December 31, 2015 and is based on a report on Schedule 13G filed with the SEC on January 8, 2016 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 9,891,079 shares and sole dispositive power over 10,573,511 shares.

(6)
Information is as of December 31, 2015 and is based on a report on Schedule 13G filed with the SEC on January 29, 2016 by JPMorgan Chase & Co. According to the information provided in the Schedule 13G, JPMorgan Chase & Co. has sole voting power over 5,154,786 shares, shared voting power over 15,184 shares, sole dispositive power over 5,822,555 shares and shared dispositive power over 8,509 shares.

(7)
Information is as of December 31, 2015 and is based on a report on Schedule 13G filed with the SEC on January 27, 2016 by Daiwa Asset Management Co. Ltd. According to the information provided in the Schedule 13G, Daiwa Asset Management Co. Ltd. has sole voting power over 5,625,132 shares, sole dispositive power over 10,200 shares and shared dispositive power over 5,614,932 shares.

(8)	Information is as of February 17, 2016 and is based on a report on Schedule 13F filed with the SEC on February 17, 2016 by APG Asset Management US Inc.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information relating to the beneficial ownership of our common stock as of February 15, 2016, of each director and nominee, each of the executive officers named in the summary compensation table elsewhere in this proxy statement, and all directors and executive officers as a group. As of March 10, 2016, we had 97,610,485 shares of common stock issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Name	Number of Shares Owned (1)	Right to Acquire (2)	Percent of Class
Martin E. Stein, Jr.	1,275,537 (3)	—	1.3%
Raymond L. Bank	45,141	2,176	*
Bryce Blair	2,016 (4)	1,031	*
C. Ronald Blankenship	47,190	2,159	*
A. R. Carpenter	55,350	8,675	*
J. Dix Druce, Jr.	25,978	2,159	*
Mary Lou Fiala	24,573 (5)	2,159	*
David P. O’Connor	20,697	2,159	*
John C. Schweitzer	51,646	7,522	*
Thomas G. Wattles	39,821 (6)	2,159	*
Dan M. Chandler, III	25,866	—	*
Lisa Palmer	39,349	—	*
James D. Thompson	82,023	—	*
All directors and executive officers as a group (a total of 13 persons)	1,735,187	30,199	1.8%
* Less than one percent

(1)	Excludes shares that may be acquired by directors or executive officers through: the vesting of restricted stock or stock rights awards; or stock option exercises.

(2)	Shares that can be acquired through stock option exercises or the vesting of stock rights awards within 60 days after the date of this proxy statement.

(3)
Includes 126,584 shares held in Regency’s non-qualified deferred compensation plan and 1,001 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

•	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.

•	307,147 shares held by The Regency Group II. Mr. Stein is a general partner of The Regency Group II.

•	108,235 shares held by Regency Square II. Mr. Stein is a general partner of Regency Square II.

•	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.

•	32,269 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4)	Includes 2,016 shares held in a revocable trust.

(5)
Includes 7,775 shares of common stock held in an irrevocable trust the beneficiaries of which are Ms. Fiala's spouse and three adult children and Ms. Fiala's spouse is co-trustee with an independent trustee. Mrs. Fiala also owns 4,000 Series 6 cumulative redeemable preferred shares.

(6)	Includes 500 shares held in a revocable trust.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, an officer, director or 10% shareholder must file a Form 4 reporting the acquisition or disposition of our equity securities with the SEC no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Reportable transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the company’s fiscal year. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations that no other reports were required, the officers, directors, and greater than 10% beneficial owners timely complied with all applicable Section 16(a) filing requirements during 2015, except we inadvertently reported the annual director stock rights award for our non-employee directors one day late in 2015 and Mr. Dan Chandler failed to timely report a sale of 500 shares.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees and Director Qualifications

Our articles of incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. Our bylaws provide that the number of directors may not be increased or decreased by more than one without a vote of the shareholders. Effective as of December 31, 2015, Mr. Brian M. Smith retired as an officer of the Company and resigned from the board. At the February 2016 board meeting, Mr. A.R. Carpenter advised the board that he would not stand for re-election. Our board of directors nominated all other members to stand for re-election at the 2016 meeting. Accordingly, our board has set the number of directors at nine effective as of the date of the annual meeting.
All nominees were elected as directors by shareholders at the 2015 annual meeting. All directors elected at the meeting will serve until the 2017 annual meeting and until their successors are elected and qualified.
The accompanying proxy will be voted, if authority to do so is not withheld, for the election as directors of each of the board’s nominees. Each nominee is presently available for election. If any nominee should become unavailable, which is not now anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our board of directors or our board may reduce the number of directors.
Our board of directors recommends a vote “for” the election of each of its nominees. Proxies solicited by the board will be so voted unless shareholders specify in their proxies a contrary choice.
The following paragraphs provide biographies of each of our nominees. These biographies contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable.
We believe that each nominee possesses the characteristics that are expected of all directors namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The experiences, qualifications, attributes and skills that caused the nominating and corporate governance committee and the board to determine that the person should serve as a director of our Company are described in the second paragraph of each nominee’s biography.
MARTIN E. STEIN, JR.
Mr. Stein, age 63, has been our Chairman of the Board and Chief Executive Officer since 1998. He has served on our Board since 1993. From our initial public offering in 1993 until 1998, he served as our Chief Executive Officer and President. Mr. Stein also served as President of our predecessor real estate division beginning in 1981, and Vice President from 1976 to 1981. He is a director, member of the compensation committee and chairman of the corporate governance committee of FRP Holdings, Inc., a publicly held real estate company, and has not held any other public company directorships during the past five years other than with Stein Mart, Inc. Mr. Stein is a graduate of Washington and Lee University and has an M.B.A. from Dartmouth College’s Tuck School of Business.
Mr. Stein has led our Company since prior to it being a public company. In addition to his leadership skills, he has extensive experience in the real estate industry. He is a past chairman of the National Association of Real Estate Investment Trusts (“NAREIT”). Mr. Stein is a member of the Urban Land Institute (“ULI”), the International Council of Shopping Centers (“ICSC”) and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI.
RAYMOND L. BANK
Mr. Bank, age 62, has served on our Board since 1997. Mr. Bank was a founder and President of Merchant Partners, a venture capital firm focusing on retail, direct marketing, and consumer service companies, from 1994 through 2004. Since 1991, he has served as President of Raymond L. Bank & Associates, Inc., a firm investing in and advising marketing-driven companies in the retail, direct marketing and services sectors. Mr. Bank has an A.B. from Vassar College, a J.D. from University of Baltimore Law School and an M.B.A. from the University of Pennsylvania’s Wharton School.

Mr. Bank is an experienced venture investor who has significant experience with consumer and business-to-business marketing driven companies. Mr. Bank has significant knowledge of the capital markets. He has served as a director of both public and private companies and as a trustee of a number of charitable institutions. He has not held any other public company directorships during the past five years.
BRYCE BLAIR
Mr. Blair, age 57, has served on our Board since October 2014. Mr. Blair currently serves as Executive Chairman of Invitation Homes, LP, a Blackstone portfolio company. He was formerly Chairman, from 2002 through 2013, and Chief Executive Officer, from 2001 through 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments throughout the United States. Mr. Blair is a director of PulteGroup, Inc. and has not held any other public company directorships during the past five years other than with AvalonBay Communities, Inc. He is the past chairman of NAREIT where he also served on the Executive Committee and Board of Governors. He is a part-time faculty member at Boston College and serves on the advisory board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. He received an M.B.A. from Harvard Business School and an undergraduate degree in civil engineering from the University of New Hampshire.
Mr. Blair has substantial experience in real estate development and investment, including more than ten years as chairman and chief executive officer of a public real estate investment trust. In such capacity, Mr. Blair was responsible for day to day operations and was regularly involved in the preparation and review of complex financial reporting statements. He is a past member of ULI where he served as a Trustee and was past chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a current member of the World Presidents Organization.
C. RONALD BLANKENSHIP
Mr. Blankenship, age 66, has served on our Board since 2001, and currently serves as a director of Civeo Corporation, a provider of work-force accommodations. Mr. Blankenship has not held any other public company directorships during the past five years. Mr. Blankenship served as the President and Chief Executive Officer of Verde Realty from January 2009 and as its Chairman and Chief Executive Officer from January 2012 to December 2012 when Verde Realty merged with Brookfield Asset Management. Upon completion of the merger, Mr. Blankenship continued as the Chief Executive Officer of Verde Realty until August 2013. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated which was sold to GE Capital Corporation in 2002. He was Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. Mr. Blankenship was formerly a trustee of Prologis Trust and was formerly a director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. He also served as Interim Chairman, Chief Executive Officer and director of Homestead Village Incorporated from 1999 until 2001. Mr. Blankenship serves as a director of Pacolet-Miliken Enterprises, Inc., a private investment company, Berkshire Group, a private real estate investment management company, and Carefree Communities, Inc., a privately held owner and operator of high quality senior manufactured home and extended stay recreational vehicle communities. Mr. Blankenship is a certified public accountant and a graduate of the University of Texas.
Mr. Blankenship has extensive experience in the REIT industry including cross-border experience. He is an expert in real estate development, acquisitions, financing and operations. He has extensive experience in public company financing, strategic planning, capital allocation, people management and executive compensation. While he was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company.
J. DIX DRUCE, JR.
Mr. Druce, age 68, has served on our Board since 1993. Mr. Druce has been President and Chairman of the Board of National P.E.T. Scan, LLC since 2000 and Chairman of the Board of Physicians Trust, Inc. From 1988 until 2000, he served as President and Chairman of the Board of Life Service Corp., Inc., a life insurance management company, and President and director of American Merchants Life Insurance Company and its parent, AML Acquisition Company, from 1992 until the companies’ sale in 2000. He was President and director (Chairman from 1989 to 1991) of National Farmers Union Life Insurance Company from 1987 to 1991, and President and director of Loyalty Life Insurance Company and NFU Acquisition Company from 1987 to 1991. He served as a director of Florida Rock Industries, Inc. until its merger in 2007. He has not held any other public company directorships during the past five years. Mr. Druce is a graduate of Dartmouth College.
Mr. Druce has significant experience in the insurance industry. He has acquired and sold numerous companies in his career and has significant experience with mergers and acquisitions. In connection with his role as CEO of numerous insurers and other companies, he has strong skills in accounting and has significant knowledge of business operations. Mr. Druce has served on our Board since we became a public company and as a result has significant understanding of our Company and industry.
MARY LOU FIALA
Ms. Fiala, age 64, has served on our Board since 1997. Ms. Fiala is our former Chief Operating Officer, having served from January 1999 to December 2009. She also served as our President from January 1999 to February 2009 and then as Vice Chairman until December 2009. Before joining us, she was Managing Director - Security Capital U.S. Realty Strategic Group from 1997 to January 1999. Ms. Fiala was Senior Vice President and Director of Stores, New England - Macy’s East/Federated Department Stores from 1994 to 1997. From 1976 to 1994, Ms. Fiala held various merchandising and store operations positions with Macy’s/Federated Department Stores. Ms. Fiala currently serves as a director of General Growth Properties, Inc. and Build-A-Bear Workshop, Inc., where she also serves as non-executive chairman. Ms. Fiala formerly served as the Co-Chairman of LOFT Unlimited, a personal financial and business consulting firm, and as a director of Flat Out Crazy, Inc., a privately held restaurant chain. Ms. Fiala has not held any other public company directorships during the past five years other than with CNL Macquarie Global Growth Trust. Ms. Fiala is a graduate of Miami University.
Ms. Fiala has extensive knowledge of our Company from her service both as an officer and as a director. She has significant knowledge of the retail industry which provides us with great insight into our tenants. She is a former chairman, and current member, of the board of trustees of the ICSC. She also has strong skills in operations management, organizational management, marketing and human resources.
DAVID P. O’CONNOR
Mr. O’Connor, age 51, has served on our Board since August 2011. Mr. O’Connor is a private investor and serves as managing partner of High Rise Capital Partners, LLC and Non-Executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He was the co-founder and Senior Managing Partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. From 1994 to 2000, he was Principal, Co-Portfolio Manager and Investment Committee Member of European Investors, Inc., a large dedicated REIT investor. Mr. O’Connor is a graduate of the Carroll School of Management at Boston College and has an M.S. degree in Real Estate from New York University.
Mr. O’Connor is an experienced and successful real estate securities investor as well as hedge fund manager. He has extensive knowledge and experience in real estate securities and capital markets. He serves on the Board of Trustees of Boston College, the investment committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the executive committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. He is a frequent speaker at REIT investment forums and conferences and has served as an Adjunct Instructor of Real Estate at New York University. Mr. O’Connor is a director of Paramount Group, Inc., an owner-operator and manager of high-quality office properties, and Prologis, Inc., a global leader in industrial real estate. He has not held any other public company directorships during the past five years.
JOHN C. SCHWEITZER
Mr. Schweitzer, age 71, has served on our Board since 1999. Mr. Schweitzer is President of Westgate Corporation, which holds investments in real estate and venture capital operations. Mr. Schweitzer serves as our lead director. He previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency in 1999. He has not held any other public company directorships during the past five years. Mr. Schweitzer previously served as a director or officer of a number of public companies and financial institutions, including Archstone-Smith Trust, J.P. Morgan Chase Bank of Texas-Austin, Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, MBank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products. Mr. Schweitzer is a graduate of the University of Missouri and has an M.B.A. from the University of Missouri.
Mr. Schweitzer has served on the boards of numerous public companies, many of which are real estate companies. He has a strong background in business and finance with extensive experience in public company strategies, executive compensation and human resource issues.
THOMAS G. WATTLES
Mr. Wattles, age 63, has served on our Board since 2001. Since 2003, Mr. Wattles has been Executive Chairman of DCT Industrial Trust, a publicly held industrial property REIT and will become Chairman Emeritus of DCT Industrial Trust in May, 2016. Mr. Wattles is also a director of Columbia Property Trust, a publicly held office REIT, and has not held any other public company directorships during the past five years. Mr. Wattles was a principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was Managing Director, then Co-Chairman and Chief Investment Officer of ProLogis, Inc. from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Inc., Interpark Holdings Incorporated and Security Capital European Realty. Mr. Wattles is a graduate of Stanford University and has an M.B.A. from the Stanford Graduate School of Business.
Mr. Wattles has extensive experience in the REIT industry, including cross-border experience. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in 18 public and private real estate operating companies, eight of which were listed on the NYSE. He is an expert in real estate development, acquisitions, finance and operations. He has significant knowledge of capital allocation, strategic planning and accounting.

Independent Directors

Our board of directors has determined that Raymond L. Bank, Bryce Blair, C. Ronald Blankenship, J. Dix Druce, Mary Lou Fiala, David P. O’Connor, John C. Schweitzer and Thomas G. Wattles, being a majority of our directors, are “independent” as defined by applicable New York Stock Exchange listing standards.
The board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these categorical independence tests. In making its determination with respect to independence for the directors identified above as independent, the board does not consider any transactions, relationships or arrangements involving these directors that are not disclosed in this proxy statement.
Board Succession Plan

The board believes the quality, dedication and chemistry of the board have been important factors in the Company’s success and have determined that a thoughtful succession plan will help maintain such quality, dedication and chemistry in the future. Our board of directors adopted such a plan in 2014. The plan contemplated reducing the size of the board from its then 12 directors to 9 or 10 directors within five years with no more than two of such directors being Company executives. Pursuant to the plan, the board contemplates an existing director retiring each year through 2019 and two to three new independent directors being added during this time period. Director retirements will be prioritized based upon tenure and age with deference toward retaining board committee chairmen. The board will endeavor to find new directors who will maintain the board’s quality, dedication and chemistry while also adding fresh perspectives.
Since adoption of the board succession plan, Mr. Douglas Luke and Mr. Smith retired from our board in 2015 and Mr. Carpenter is retiring from our board in 2016. After the annual meeting of shareholders in 2016, our board will have 9 directors.

Procedures for Nomination of Directors

The nominating and corporate governance committee assists the board in establishing criteria and qualifications for potential board members. The committee identifies individuals who meet such criteria and qualifications to become board members and recommends to the board such individuals as nominees for election to the board of directors at the next annual meeting of shareholders.
The nominating and corporate governance committee works with the board of directors to determine the appropriate characteristics, skills and experiences for both individual directors and the board as a whole. The objective is to have a board with diverse backgrounds and experience in relevant areas for the benefit of the Company. Characteristics expected of all directors include independence, integrity, sound business judgment and willingness to represent the long-term interests of all shareholders. In evaluating the suitability of individuals as board members, the committee takes into account many factors but does not have a policy that focuses on any one factor. The factors considered by the committee include: familiarity with our industry; understanding of finance and capital markets; knowledge of the retail industry; expertise in business operations and developing and executing strategies; marketing; disciplines relevant to publicly traded companies; educational and professional background and personal accomplishment. In addition, the committee will look for skills and experience that will complement and enhance the board’s existing make-up including length of anticipated or possible service in order to assist with board succession and transitions. The committee evaluates each individual in the context of the board as a whole, in order to recommend a group that can best perpetuate the success of our business.
When vacancies develop, the nominating and corporate governance committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the committee deems it appropriate, it may engage a third-party search firm. The committee will evaluate potential candidates based on their biographical information and qualifications and also may arrange personal interviews of qualified candidates by one or more committee members, other board members and senior management.
A non-employee director must submit his or her resignation to the nominating and corporate governance committee upon a job change, in order to permit the committee to determine if the director’s new position creates any conflicts of interest. Directors may not stand for re-election after reaching age 75, unless the board, with committee input, elects to waive the mandatory retirement age.
Our corporate governance guidelines provide that no more than two active Regency executives may serve on our board of directors at any time.
Procedure for Shareholder Recommendations to the Nominating and Corporate Governance Committee for Potential Director Nominees
The nominating and corporate governance committee will consider written recommendations from shareholders for potential nominees for director. The names of suggested nominees, together with the information set forth below, should be submitted for consideration to our Corporate Secretary, at our address set forth on page 1 of this proxy statement, no later than November 14, 2016. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Recommendation for Director.”
In order to be a valid submission for recommendation to the nominating and corporate governance committee for a potential nominee, the form of recommendation must set forth:

•	Biographical information about the candidate and a statement about his or her qualifications;

•
Any other information required to be disclosed about the candidate under the SEC’s proxy rules (including the candidate’s written consent to being named in the proxy statement and to serve as a director, if nominated and elected); and

•	The names and addresses of the shareholder(s) recommending the candidate for consideration and the number of shares of our common stock beneficially owned by each.

Proxy Access
Our bylaws provide proxy access for shareholders, pursuant to which a shareholder satisfying specified eligibility requirements, may include director nominees in our proxy materials for annual meetings. In order to be eligible to use proxy access, shareholders must, among other requirements:

•	have owned shares of common stock equal to at least 3% of the aggregate of our issued and outstanding shares of common stock continuously for at least the three prior years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholder does not presently have such intent; and

•
provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of shareholders (with adjustments if the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).

The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office. Such number will be reduced by the number of individuals that the board of directors nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal.
Proxy access is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.
Meetings of Board of Directors

Our board held four regular meetings and four special meetings during 2015. All directors attended at least 75% of all meetings of the board and board committees on which they served during 2015.
Our independent directors meet quarterly in conjunction with the regular board meetings. The independent directors have elected John C. Schweitzer as lead director. As lead director, Mr. Schweitzer presides at the independent directors’ meetings. See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Schweitzer or any of the other independent directors.
We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting. All of our directors attended the 2015 annual meeting.
Our board of directors has established five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, an investment committee and an executive committee, which are described below. Members of these committees are elected annually by our board of directors. The charter of each committee is available on our website at www.regencycenters.com or in printed form by contacting Barbara Christie Johnston, Senior Vice President, Secretary and General Counsel at (904) 598-7000.

Standing Committees
Audit Committee. The audit committee, presently is comprised of J. Dix Druce, Jr. (Chairman), Raymond L. Bank, A. R. Carpenter and Thomas G. Wattles. No member of the audit committee serves on the audit committees of more than three public companies. The audit committee met six times during 2015. The principal responsibilities of and functions to be performed by the audit committee are established in the audit committee charter. The audit committee charter was adopted by the board of directors and is reviewed annually by the audit committee. See “Audit Committee Report” for a description of the audit committee’s responsibilities.
Our board of directors has determined that Messrs. Druce, Bank, Carpenter and Wattles are independent as defined by the New York Stock Exchange listing standards for audit committee members and meet the financial literacy requirements of the New York Stock Exchange. Our board of directors also has determined that Messrs.

Druce, Carpenter and Wattles are audit committee financial experts as defined by the rules of the Securities and Exchange Commission.
Compensation Committee. The compensation committee presently is comprised of John C. Schweitzer (Chairman), C. Ronald Blankenship, A. R. Carpenter and David P. O’Connor, all of whom are independent as defined by the listing standards of the New York Stock Exchange. The compensation committee held four meetings to review 2015 annual performance and determine 2015 compensation, establish the 2016 incentive compensation plan, discuss leadership development and succession planning, review and approve our executive compensation plans and adopt changes to the Company’s compensation policy. This committee has the responsibility of approving the compensation arrangements for senior management, including annual incentive and long-term compensation. It also recommends to the board of directors adoption of any compensation plans in which officers and directors are eligible to participate and makes grants of equity awards under our Long-Term Omnibus Plan.
Nominating and Corporate Governance Committee. The nominating and corporate governance committee, which is presently comprised of Bryce Blair (Chairman), A. R. Carpenter, Raymond L. Bank, Mary Lou Fiala and John C. Schweitzer, met six times during 2015. All members of the nominating and corporate governance committee are independent as defined by the listing standards of the New York Stock Exchange. The purpose of the nominating and corporate governance committee is to:

•	assist our board in establishing criteria and qualifications for potential board members;

•
identify high quality individuals who have the core competencies and experience to become members of our board and recommend to the board the director nominees for the next annual meeting of shareholders;

•
establish corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards, and recommend to the board the corporate governance guidelines applicable to us;

•	lead the board in its annual review of the board’s performance and establish appropriate programs for director development and education; and

•	recommend nominees for each committee of the board.
Investment Committee. The investment committee presently is comprised of Thomas G. Wattles (Chairman), Bryce Blair, C. Ronald Blankenship, Dix Druce, Mary Lou Fiala, David P. O’Connor and Martin E. Stein, Jr. This committee was formed to review and approve our capital allocation strategy, to approve investments and dispositions exceeding certain thresholds and to review our investment and disposition programs and the performance of in-process developments. The investment committee met eight times during 2015.
Executive Committee. The executive committee presently is comprised of Martin E. Stein, Jr. (Chairman) and any two other directors who qualify as independent, as defined by the listing standards of the New York Stock Exchange, and who are available to meet when committee action is required. If Mr. Stein is unavailable, the lead director would serve in his place. The executive committee met once during 2015. The executive committee is authorized by the resolutions establishing the committee to handle ministerial matters requiring board approval. The executive committee may not perform functions reserved under Florida law or the rules of the New York Stock Exchange for the full board of directors and, in addition, may not declare dividends.
Compensation Committee Interlocks and Insider Participation.
During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.
Board Leadership Structure

Our board does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. Our board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. The board believes that its current leadership structure, with Mr. Stein serving as both chief executive officer and board chairman, is appropriate given Mr. Stein’s past experience serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and our strong corporate governance structure. Pursuant to our governance guidelines, whenever the chairman is an employee of the Company, the board elects a lead director from its independent directors. The lead director is currently Mr. Schweitzer. The chairman and chief executive officer consults periodically with the lead director on board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at the executive session of non-management directors at each regularly scheduled board meeting.
Code of Ethics

Our board of directors has long maintained corporate governance guidelines, including a code of business conduct and ethics for our directors, officers and employees. The corporate governance guidelines and code of conduct are posted on our website at www.regencycenters.com.
Limits on Board Service
Our board of directors is very aware of the concept of “overboarding” which refers to a director serving on an excessive number of boards. Such excessive commitments can lead to a director being unable to appropriately fulfill his or her duties. Our corporate governance guidelines have long limited the number of boards on which our directors and officers can serve. Our current guidelines provide the following limitations:

Position	Maximum Number of Public Company Boards*
Independent director holding full-time executive position with another company	3
Independent director who is not a full-time executive	5
Regency CEO, President and CFO	2
Other Regency officers	1
*The number of public company boards includes Regency’s board of directors.

Risk Oversight

Our board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full board has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.
Risk Considerations in our Compensation Program

The board believes that our compensation policies and practices for our employees are reasonable and properly align our employees’ interests with those of our shareholders. The board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers have their annual and long term incentive compensation tied to financial metrics as well as total shareholder return as compared to our peer group encourages actions that focus on profitable business for the benefit of shareholders. Our stock ownership policy and our policy prohibiting stock hedging transactions further align the interest of our senior officers with the long term interests of our shareholders. In addition, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are managed by employees and officers whose compensation has a longer term focus.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and financial reporting process; the purpose of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal controls and audit functions. The audit committee operates under a written charter adopted by the board of directors. A copy of the charter can be found on our website at www.regencycenters.com. The four directors who serve on the audit committee have no financial or personal ties to us (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards applicable to audit committee members. The board of directors has determined that none of the audit committee members has a relationship with us that may interfere with the member’s independence from us and our management.
The audit committee met with management, KPMG LLP, our independent registered public accounting firm and our internal auditors four times during the year to consider and discuss the adequacy of our internal controls and the objectivity of our financial reporting. In addition, the audit committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each meeting, the audit committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the audit committee.
The audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
The audit committee supervises the relationship between us and our independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, and confirming their independence. The audit committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees,” including the quality of our accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the audit committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence.
In addition, the committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of Regency’s internal control over financial reporting and disclosure controls and procedures. As part of this process, the committee continues to monitor the scope and adequacy of our internal auditing program, and to review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Based on these reviews and discussions, the audit committee recommended to the board of directors and the board of directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2015.

J. Dix Druce, Jr., Chairman
Raymond L. Bank
A. R. Carpenter
Thomas G. Wattles

COMPENSATION OF DIRECTORS

During 2015, we paid our non-employee directors an annual cash retainer of $60,000. Non-employee directors also received $1,500 for each board committee meeting attended. The chairpersons of the nominating and corporate governance committee and the compensation committee received an annual cash retainer of $10,000. The chairpersons of our audit committee and investment committee received an annual cash retainer of $16,000. Our lead director received an annual cash retainer of $20,000.
We are changing our director compensation for 2016. We are eliminating the committee meeting fees and replacing such meeting fees with annual committee retainers. The audit committee and the investment committee will receive annual retainers of $15,000. The nominating and corporate governance committee and the compensation committee will receive annual retainers of $10,000. The annual retainer for our lead director will be increased to $27,000. The annual retainers for committee chairpersons will also be increased. The chairpersons of the audit committee and the investment committee will receive annual retainers of $20,000. The chairpersons of the nominating and corporate governance committee and the compensation committee will receive annual retainers of $12,000.
We pay directors’ fees quarterly, in cash or, at the election of the director, shares of common stock issued under our Omnibus Incentive Plan and valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may defer their fees, at their election, under our non-qualified deferred compensation plan.
Non-employee directors also receive stock rights awards of 2,000 shares each immediately following the annual meeting of shareholders. The stock rights vest 25% on each of the first four anniversary dates of the grants.

DIRECTOR COMPENSATION FOR 2015
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Raymond L. Bank	$76,500	$128,080	$204,580
Bryce Blair	$81,000	$128,080	$209,080
C. Ronald Blankenship	$73,500	$128,080	$201,580
A. R. Carpenter	$92,500	$128,080	$220,580
J. Dix Druce, Jr.	$94,000	$128,080	$222,080
Mary Lou Fiala	$70,500	$128,080	$198,580
Douglas S. Luke (3)	$16,500	$—	$16,500
David P. O’Connor	$76,500	$128,080	$204,580
John C. Schweitzer	$105,000	$128,080	$233,080
Thomas G. Wattles	$94,000	$128,080	$222,080

(1)	The following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Director	Number of Shares Issued in Lieu of Directors’ Fees
C. Ronald Blankenship	1,135

(2)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 which was $64.04 per share on May 12, 2015 for all directors.

(3)	Mr. Luke served as director until our annual shareholders meeting on May 12, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Except as otherwise specified, the following compensation discussion and analysis focuses on our CEO and the other executive officers named in our Summary Compensation Table. We refer to these individuals as our “named executive officers” or “NEOs”.
Executive Summary
The compensation committee of our board of directors is focused on executive compensation being appropriate in amount and form. The compensation committee strives to align the interests of our executive team with the interests of our shareholders by providing incentives based upon the achievement of performance levels in relation to our strategic goals. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The compensation committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2015 annual meeting of shareholders, more than 93% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation.
Our operational and financial performance in 2014 that was considered by our board of directors and compensation committee in determining executive compensation for 2015 included:

•	Relative Total Shareholder Return
From 2012 to 2014, our total shareholder return was 89% versus 71% for the FTSE NAREIT U.S. Shopping Center Index (1800 basis points of outperformance).

•	Core FFO Growth
We experienced 7.2% growth in Core FFO despite being a significant net seller of properties in 2013.

•	Same Property NOI Growth
We experienced 4% growth in Same Property NOI without termination fees for the third consecutive year.

•	Developments and Redevelopments
We had $240 million in project starts in 2014 (before partner participation) and had $158 million in project completions in 2014.

•	Balance Sheet Management
We improved our debt to EBITDA ratio to 5.6x versus our peer average of 6.5x. We ended 2014 with zero balance on our $800 million line of credit and had approximately $70 million of cash available.
In view of our financial performance in 2014 as well as other business accomplishments and peer benchmarking, the compensation committee of our board of directors increased targeted total direct compensation for our NEOs by approximately 7% for 2015.
Our continued operational and financial progress in 2015 resulted in the Company achieving a number of performance highlights in 2015 such as:

•	Relative Total Shareholder Return
From 2013 to 2015, our total shareholder return was 60% versus 43% for the FTSE NAREIT U.S. Shopping Center Index (1700 basis points of outperformance).

•	Core FFO Growth
We experienced 7.8% growth in Core FFO.

•	Same Property NOI Growth
We experienced 4.4% growth in Same Property NOI without termination fees - exceeding 4.0% for the fourth consecutive year.

•	Developments and Redevelopments
We had $117 million in project starts in 2015 (before partner participation) and had $174 million in project completions in 2015.

•	Balance Sheet Management
We improved our debt to EBITDA ratio to 5.2x versus our peer average of 6.1. We ended 2015 with zero balance on our $800 million line of credit and had approximately $30 million of cash available.
Aggregate long-term incentive awards for NEOs for the three-year period ending in 2015 earned a payout of 185% of target due to the three year out-performance for relative total shareholder return versus FTSE NAREIT U.S. Shopping Center Index of 1700 basis points. Annual cash incentives for NEOs earned a payout of 145% of target due to Core FFO per share growth.

Defined Terms
The following terms, as defined, are commonly used by the Company and the investing public to understand and evaluate our operational results:

•
Net Operating Income ("NOI") is calculated as total property revenues (minimum rent, percentage rents, and recoveries from tenants and other income) less direct property operating expenses (operating and maintenance and real estate taxes) from the properties owned by us, and excludes corporate-level income (including management, transaction and other fees), for the entirety of the periods presented.

•
Same Property information is provided for operating properties that were owned and operated for the entirety of both calendar year periods being compared and excludes Non-Same Properties and Properties in Development.

•	A Non-Same Property is a property acquired, sold, or development property completed during either calendar year period being compared.

•
Property In Development is a property owned and intended to be developed, including partially operating properties acquired specifically for redevelopment and excluding land held for future development.

•
Development Completion is a project in development that is deemed complete upon the earliest of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) percent leased equals or exceeds 90% and the project features at least one year of anchor operations, or (iii) the project features at least two years of anchor operations, or (iv) three years have passed since the start of construction. Once deemed complete, the property is termed an Operating Property.

•
Same Property NOI includes NOI for Same Properties, but excludes straight-line rental income, net of reserves, above and below market rent amortization, banking charges, and other fees. Same Property NOI is a key measure used by management in evaluating the performance of our properties. We also provide disclosure of Same Property NOI excluding termination fees, which excludes both termination fee income and expenses.

•
NAREIT Funds from Operations ("NAREIT FFO") is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts ("NAREIT") defines as net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of our operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered an alternative for cash flow as a measure of liquidity.

•
Core FFO is an additional performance measure used by the Company as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur.

Compensation Program Objectives and Overview

Our compensation program is designed to attract, motivate, and retain executives who are capable of achieving our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives, and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives.
Oversight of Compensation

The compensation committee of our board of directors is responsible for implementing our executive pay philosophy, evaluating compensation against the market, and approving the material terms of executive compensation arrangements, such as incentive plan participants, award opportunities, performance goals, and compensation earned under incentive plans. The committee is comprised entirely of independent directors as defined by the New York Stock Exchange.
The committee evaluates the performance of the CEO and determines his compensation based on this evaluation. With respect to our other executive officers, the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. With respect to our managing directors, the committee considers the CEO’s and the president’s input as to performance evaluations and recommended compensation arrangements. The compensation of all named executive officers is subject to the final approval of the committee.
Management and the committee rely upon outside advisors to determine competitive pay levels, evaluate pay program design, and assess evolving technical constraints. During 2015 the committee engaged Towers Watson to evaluate competitive pay practices, assist in the refinement of our incentive plans and assist in the preparation of our pay disclosures and valuation of our equity awards.
A representative from Towers Watson generally attends meetings of the compensation committee, and is available to participate in executive sessions and to communicate directly with the compensation committee chair or its members outside of meetings. Towers Watson provided no other services to us during 2015.
To assure independence, the compensation committee considers all factors relevant to the consultant’s independence from management, including those identified by the NYSE.

Targeted Level of Compensation

We rely on the peer group analysis prepared by Towers Watson described below as well as the compensation survey of NAREIT to evaluate pay levels for our named executive officers. The consultant to the compensation committee analyzes competitive total direct compensation at the peer REITs and real estate companies listed below, as disclosed in their proxy statements for prior years. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, property focus, etc.) and make adjustments accordingly. The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on market capitalization ranging from half to double our size.
The peer group reviewed in 2014 for setting 2015 compensation includes:

Apartment Investment & Management Co.	Liberty Property Trust
Camden Property Trust	Macerich Co.
CBL & Associates	Realty Income Corp.
DDR Corp.	Retail Properties of America, Inc.
Duke Realty Corp.	Tanger Factory Outlet Centers Inc.
Equity One Inc.	Taubman Centers Inc.
Federal Realty Investment Trust	UDR, Inc.
Home Properties Inc.	Weingarten Realty Investors
Kimco Realty Corporation
In the fall of 2015, two changes were made to the composition of the peer group. These changes were reflected in the peer group analysis for setting pay in 2016. Home Properties Inc. was dropped from the peer group and Brixmor Property Group, Inc. was added to the peer group. These changes were made since Home Properties Inc. was acquired and to otherwise better align the peer group with a similar sector focus as well as similar market capitalizations.
We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels moderately below, at or moderately above the peer median depending on company and market circumstances as well as the experience level of the individual executive. Annual increases in base salary, cash incentives, performance shares and total direct compensation will be more robust when pay is below the median and more moderate when those compensation levels are more than 10% above the median. Compensation for top executives will be highly variable with heavy weighting toward incentive compensation rather than fixed components.
Elements of Compensation

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2015 compensation opportunity for our named executive officers and all other executives based upon the three primary elements of compensation (base salary, annual cash incentive, and long-term incentives).

Relative Size of Three Key Elements of Compensation Opportunity *

Element	Average of Named Executive Officers	Average of All Other Regency Executives
Base salary	28%	54%
Annual incentives	29%	23%
Long term incentives	43%	23%
*Opportunity at target for all persons

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.
The elements of 2015 compensation are discussed in more detail below.
Base Salary
Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, their contributions to the Company’s business, an analysis of job requirements and the executives’ prior experience and accomplishments.
Base salaries were increased in 2015. Our NEOs received base salary increases that ranged from approximately 2.6% to approximately 3.4%.
Annual Cash Incentive - Overview
Regency pays an annual cash incentive based on achievement of key corporate objectives. The compensation committee adopted Core FFO per share as the sole metric that annual cash incentives should be based upon in 2015 for Messrs. Stein, Smith and Ms. Palmer. For our managing directors, the compensation committee adopted Core FFO per share as a metric for 40% of their annual cash incentive and regional net operating income growth (“Regional NOI Growth”) as a metric for 60% of their annual cash incentive.
The compensation committee believes Core FFO is representative of our ability to meet our financial commitments, make distributions to shareholders on a sustainable basis and is a representative indicator of growth in our net asset value. The compensation committee believes Regional NOI Growth is an appropriate metric to incentivize our managing directors to grow their region’s same property net operating income, which should translate into growth of our Core FFO and net asset value.
The portion of the 2015 annual cash incentive for our named executive officers based on achieving specified levels of Core FFO per share in 2015 is set forth in the following table. In order to encourage our NEOs to take actions that are in the long-term interests of the Company, our compensation committee may normalize the calculation of Core FFO per share in order to not penalize (or overly-benefit) our NEOs for taking actions that are in the best interest of our Company over the long-term but that have a negative impact on Core FFO such as the sale of assets and debt reduction. In 2015, we did not normalize the calculation of Core FFO for incentive compensation purposes. In 2015, our actual Core FFO per share was $3.04.

2015 Performance Criteria of Core FFO per Share for Annual Cash Incentives

2015 Core FFO per Share	Performance Level	Multiple of Target
$3.15	Maximum	2.00
$3.05	High	1.50
$2.99	Stretch	1.25
$2.94	Target	1.00
$2.88	Low	0.50
$2.82	Threshold	0.00

The portion of the 2015 annual cash incentive for our managing directors based on achieving specified levels of Regional NOI Growth generally based on a same property measurement and is set forth in the following table:

2015 Regional NOI Growth	Multiple of Target
5.0%	1.80
4.0%	1.40
3.0%	1.20
2.5%	1.00
2.0%	0.80
1.0%	0.50
0.0%	0.00

In order to incentivize sustainable NOI growth, the multiples of target will be increased by 10 basis points for two consecutive years of NOI growth of 3% or more and by 20 basis points for three consecutive years of NOI growth of 3% or more.
Our managing directors are also eligible to receive a cash incentive for additional value creation. We have created an incentive pool equal to approximately 12.5% of the value created from developments, redevelopments and sales of large land parcels. Our managing directors are eligible for 20% of this incentive pool which is 2.5% of the value created from developments, redevelopments and sales of large land parcels. The rest of the incentive pool is distributed to individuals below our managing directors. This incentive is paid after project completion or sale and once value has been realized and for projects started after 2011. This value creation incentive also features a clawback for projects that are completed at a loss. This value creation incentive is not factored into the discussions regarding the percentage of the sources of compensation for our managing directors.
Annual Cash Incentive - 2015 Results v. 2015 Incentive Plan Goals
Our NEOs received the following cash awards for Core FFO per share, which was $3.04 per share which translated into an award of 145% of the target award:

Name	2015 Cash Incentive Target Bonuses for 2015 Core FFO Per Share	2015 Cash Incentive Payments Based on 2015 Core FFO Per Share
Martin E. Stein, Jr.	$1,065,000	$1,544,250
Brian M. Smith	$570,000	$826,500
Lisa Palmer	$455,000	$659,750
Dan M. Chandler, III	$160,000	$232,000
James D. Thompson	$160,000	$232,000
.
Messrs. Chandler and Thompson also received $408,000 and $369,600, respectively, for Regional NOI Growth, which was 1.70 times and 1.54 times, respectively, the target level. In 2015, under our value creation incentive which is reflected in our summary compensation table, Mr. Chandler received a cash payment of $231,835 and Mr. Thompson received a cash payment of $378,461.
Long-Term Incentives - Overview
The compensation committee strongly believes that using equity awards with multi-year performance and vesting periods for a majority of the incentive awards reinforces the alignment of the interests of executives with those of shareholders. We maintain our Omnibus Incentive Plan for the purpose of granting various types of equity awards, including stock rights awards, to provide incentives for management to increase shareholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to stay with the Company.
Our compensation committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the Omnibus Incentive Plan are consistent with the pay philosophy in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The committee uses two different stock-based awards in order to promote stock ownership among the participants and to emphasize the importance of total shareholder return. Performance share awards are awarded subject to the achievement of select performance goals as described below. Restricted share awards are awarded subject to the participant’s ongoing employment with us.
Long-Term Incentives: Performance Shares
Performance goals are established for a three-year performance period except in certain instances such as described below for our managing directors. We use a three-year performance period in order to tie incentive compensation to long-term results. Following the end of the period, performance versus goals is calculated, awards are determined, and the corresponding number of shares vest. Dividend equivalents will vest when the underlying share award vests and will be paid in shares as if unvested shares earned dividends at the same rate as paid on our common stock and such dividends were reinvested annually. No shares will be earned if the minimum performance levels are not achieved.
Performance shares awarded to our named executive officers in 2013, 2014 and 2015 for the 2013-2015, 2014-2016, and 2015-2017 performance periods, respectively, are set forth in the table for outstanding equity awards at fiscal year-end 2015 on page 39 in this proxy statement. Our named executive officers earned 185% of the target performance share award that was based upon total shareholder return for the 2013-2015 performance period. Our relative total shareholder return for this performance period was 60% versus 43% for the FTSE NAREIT U.S. Shopping Center Index - an out-performance of 1700 basis points.
Earned compensation resulting from performance share awards may vary significantly from targets established by the compensation committee as a result of some combination of performance in relative total shareholder return and the change in Regency’s stock price between the grant date and the vesting date. The table below shows variations in relative total shareholder return and stock price between years and grant distribution dates.

Performance Period	FTSE Shopping Center Index	Regency	% of Target Payout	Grant Price	Price at Distribution
2011 - 2013	30%	24%	70%	$41.54	$48.00
2012 - 2014	71%	89%	190%	$39.00	$69.64
2013 - 2015	43%	60%	185%	$49.63	$70.27
Performance shares awarded in 2015 are based on total relative shareholder return goals over the 2015-2017 period except awards made to our managing directors also were based on Regional NOI Growth in 2015. We believe total shareholder return is our shareholders’ scorecard for our Company.
The use of total shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index is a discerning measure of how the executives performed in the shopping center sector over an extended period.
The performance share goals under the 2015 plan that are set in terms of performance in relation to the FTSE NAREIT U.S. Shopping Center Index are outlined below and were articulated in terms of three-year aggregate performance.

The following table shows the performance criteria for total relative shareholder return for performance share awards for the three-year performance period of 2015 through 2017. Total shareholder return considers stock price growth as well as dividends.

2015-2017 Performance Criteria for Total Shareholder Return (Relative to FTSE NAREIT U.S. Shopping Center Index)
Performance vs. Index	Three Year Performance Level	Multiple of Target
+20%	Exceptional	2.0
+10%	Stretch	1.5
0%	Target	1.0
-10%	Above Threshold	0.5
-20%	Threshold	0.0
The portion of the 2015 long-term incentive for our managing directors based on achieving specified levels of Regional NOI Growth is set forth in the following table:

2015 Regional NOI Growth	Multiple of Target
5.0%	1.80
4.0%	1.40
3.0%	1.20
2.5%	1.00
2.0%	0.80
1.0%	0.50
0.0%	0.0

In order to incentivize sustainable NOI growth, the multiples of target will be increased by 10 basis points for two consecutive years of NOI growth of 3% or more and by 20 basis points for three consecutive years of NOI growth of 3% or more.
Prior to 2016, our practice was to determine the dollar amount of equity compensation that we want to provide and then to contingently grant the number of performance shares based on the recent stock price at the date of committee action. Beginning in 2016, we will grant the number of performance shares based upon our stock value from a Monte Carlo simulation model at the date of committee action.
Long-Term Incentive: Restricted Shares / Stock Rights Awards
A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. Because we want the equity compensation of our named executive officers to be tied primarily to specific performance objectives, we seldom issue time-based stock rights awards to our named executive officers. We did not grant any time-based stock rights awards to our named executive officers in 2015.
Long-Term Incentive: Stock Options
We currently do not use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based on goal-achievement and/or continued service. Since we grant fewer shares with these types of awards than we would have granted in the form of options, stock grants help us manage dilution that we would otherwise experience in granting options. No employees or directors hold any stock options, other than two directors with outstanding options that expire in 2017.

Retirement: 401(k) & Profit-Sharing Plan
We are strongly committed to encouraging all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, Regency sponsors a 401(k) plan pursuant to which Regency matches employee contributions at 100% up to $5,000 for 2015. In addition, the compensation committee has the right to approve additional contributions - including the discretion to make such contribution when our Core FFO goal is achieved.
For 2015, the compensation committee approved a discretionary profit-sharing contribution equal to 0.5% times Core FFO. The pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $59,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as the national average.
Retirement: Non-Qualified Deferred Compensation Plan
We sponsor a non-qualified deferred compensation plan that allows senior executives and directors to defer compensation that would otherwise be paid. The plan gives eligible employee participants who would otherwise be limited by federal law in the amounts they could contribute to our 401(k) plan the ability to save beyond those limits by providing another savings vehicle. Our non-qualified deferred compensation plan works together with the qualified 401(k) plan to assist executives in building a foundation for their retirement. We believe this is an attractive benefit for highly paid employees and that most companies offer executives some type of executive retirement benefit above and beyond the qualified plan limits. We have the right to make contributions to the participants’ accounts, but we have never done so. See “Executive Compensation - Summary of Our Non-Qualified Deferred Compensation Plans” for additional information about this plan and a predecessor plan that we maintain.
Compensation on Termination of Employment
Each of our named executive officers has a severance and change of control agreement. We believe these agreements are important for retention purposes, as many companies with which we compete offer severance compensation, particularly in connection with a change of control. Accordingly, our named executive officers have the right to receive severance compensation if they are terminated without cause or they leave for good reason while the agreement is in effect. If such termination occurs within two years after a change of control, enhanced severance compensation, including the vesting of unvested equity awards, is provided. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.
The severance amount payable to each executive officer is a specified multiple of the sum of the officer’s annual base salary and average annual cash bonus paid during the past three years. With respect to qualifying terminations occurring prior to a change of control, the severance multiple is 1.5 for each of Mr. Stein and Ms. Palmer and the severance multiple is 1.0 for each of Messrs. Chandler and Thompson. With respect to qualifying terminations occurring on or after a change of control, the severance multiple is 3.0 for Mr. Stein, and the severance multiple is 2.0 for Messrs. Chandler, Thompson and Ms. Palmer.
In lieu of allowing executives to continue participating in our health plans during the severance period, we would pay an additional cash severance payment upon the executive’s qualifying termination in an amount equal to the COBRA premiums the executive would be required to pay to continue his or her health plan coverage during such severance period.
In the event of a termination without cause or the executive officer leaves for good reason that are not related to a change of control, the executive officer’s unvested options and stock rights awards that vest solely on the basis of time will vest on a pro-rated basis and the executive officer’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination.
Our severance and change of control agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. The vesting/cash out of equity awards upon severance after a change of control is at the greater of actual performance to-date or target, except when Regency or any surviving entity cease to be a public company, in which case unvested options and stock rights awards are cashed out and performance shares are cashed out at their fair market value as of the date of the change of control with interest through the payment date. For executive officers, if their change of control compensation is subject to excise taxes for “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, they will either pay the excise tax or have their payments capped at a level so there would be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.
The agreements also provide that severance payments are subject to recoupment as required by any recoupment policy approved by our Board of Directors.
If an executive officer has delivered written notice of their pending retirement and a change of control should occur after such notice is given, the payments and benefits for such retiring officer are limited to the payments and benefits such retiring officer would have received through the contemplated date of retirement.
For additional information on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation - Compensation on Termination of Employment.”
Stock Ownership Policy

We have a stock ownership policy for our senior officers and outside directors in order to encourage them to focus on creating long-term shareholder value. The current policy sets stock ownership targets for officers as a multiple of base salary and for outside directors as a multiple of their annual retainer (exclusive of fees for committee service or attendance fees).

Position	Multiple of Base Salary/Retainer
Chief Executive Officer	5x
Outside Director	5x
President and Chief Financial Officer	4x
Executive Vice President	3x
Managing Directors	2x
Senior Vice Presidents	1x

The targets are to be achieved by directors and executive officers over a five-year accumulation period. The stock ownership policy also requires the chief executive officer, the president and chief financial officer, our executive vice presidents, our managing directors and members of our board of directors to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain an officer or director. Stock received in lieu of cash for board fees is not subject to the retention requirement. With respect to senior vice presidents, the retention requirement only applies until the senior vice president meets his or her stock ownership target.

Policy on Hedging Transactions, Margin Accounts and Stock Pledges

The Company prohibits its officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities. This prevents the Company’s officers and directors from continuing to own Company securities without having the full risks and rewards of ownership.
The Company also prohibits its officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Other Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. Other than a clawback feature for the

Company’s additional value creation incentive that our managing directors participate in, the compensation committee has not adopted any additional forfeiture provisions for incentive compensation.
Because all of our employees are employed by our operating partnership and not by Regency itself, we believe we are not subject to Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid by corporations to executives named in their summary compensation tables to the extent it exceeds $1 million per executive. Further, since we have elected to qualify as a REIT under the Internal Revenue Code of 1986, we generally will not be subject to federal income tax. Thus, the deduction limit contained in Section 162(m) of the Internal Revenue Code for compensation paid to CEOs and certain other executive officers of public companies is not material to the design and structure of our executive compensation program.
COMPENSATION COMMITTEE REPORT

For the year ended December 31, 2015, the compensation committee reviewed and discussed the compensation discussion and analysis with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the compensation discussion and analysis be included in this proxy statement.
John C. Schweitzer, Chairman
C. Ronald Blankenship
A. R. Carpenter
David P. O’Connor

EXECUTIVE OFFICERS

Certain information regarding our 2016 executive officers is provided below.

Name	Age	Position
Martin E. Stein, Jr.	63	Chairman of the Board and Chief Executive Officer
Lisa Palmer	48	President and Chief Financial Officer
James D. Thompson	60	Executive Vice President of Operations
Dan M. Chandler, III	48	Executive Vice President of Development

For information with respect to Mr. Stein, please see the information about the members of our board of directors on the preceding pages.
Lisa Palmer has been our President since January 1, 2016 and Chief Financial Officer since January 2013. From 2013 to 2015, she was our Executive Vice President and Chief Financial Officer; and prior to that, served as Senior Vice President of Capital Markets from 2003 until 2013. She served as Senior Manager of Investment Services in 1996 and assumed the role of Vice President of Capital Markets in 1999. Prior to joining Regency, Ms. Palmer worked with Accenture, formerly Andersen Consulting Strategic Services, as a consultant in Atlanta and as a financial analyst for General Electric. Ms. Palmer earned her M.B.A. from The Wharton School of the University of Pennsylvania and received her bachelor’s degree in economics from the University of Virginia. She is a director of ESH Hospitality, Inc., an owner/operator of hotels, and Brooks Health System, a private healthcare organization. She is also a board member for the United Way of Northeast Florida, an advisory board member for the Florida Institute of CFOs, a member of ULI, and a member of the International Council of Shopping Centers.
James D. Thompson has been our Executive Vice President of Operations since January 1, 2016. Prior to that time from 1993 until 2015, he served as Managing Director - East. Prior to that time, Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981. Mr. Thompson is a graduate of Auburn University.
Dan M. Chandler III is the Executive Vice President of Development since January 1, 2016. From 2009 to 2015, he served as Managing Director - West. From 2007 to 2009 Mr. Chandler was a principal with Chandler Partners, a private commercial and residential real estate developer in Southern California. Mr. Chandler was a Managing Director - Northeast Investments for us from 2006 to 2007, Senior Vice President of Investments from 2002 to 2006, Vice President of Investments from 1999 to 2002 and was a Director, Project Development at PRT from 1997 until its merger with Regency in 1999. Mr. Chandler is a graduate of the University of Southern California and has an MBA and a Master of Real Estate Development degree from the University of Southern California. He is also a member of ULI, past chair of ULI’s Small Scale Development Council, member of ICSC and is a member of the executive committee of the USC Lusk Center for Real Estate.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our chief executive officer, our chief financial officer and the three other most highly compensated executive officers for 2015. The amounts reported for stock awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2015 Total Earned Compensation Table for the total compensation realized by each named executive officer.

Summary Compensation Table for 2015
Name and Principal Position (1)	Year	Salary	Stock Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Martin E. Stein, Jr. Chairman and Chief Executive Officer	2015 2014 2013	$790,000 $770,000 $745,000	$2,942,642 $2,427,074 $2,575,964	$1,544,250 $1,643,200 $1,231,250	$19,175 $18,865 $20,839	$5,296,067 $4,859,139 $4,573,053
Brian M. Smith Former President and Chief Operating Officer	2015 2014 2013	$570,000 $555,000 $540,000	$1,516,549 $1,313,365 $1,361,761	$826,500 $876,900 $675,000	$2,092,905 (5) $18,865 $16,728	$5,005,954 $2,764,130 $2,593,489
Lisa Palmer Executive Vice President and Chief Financial Officer	2015 2014 2013	$455,000 $440,000 $425,000	$766,862 $693,464 $967,123 (4)	$659,750 $632,000 $468,750	$12,137 $11,827 $11,567	$1,903,749 $1,777,291 $1,872,440
James D. Thompson Managing Director	2015 2014 2013	$395,000 $385,000 $375,000	$520,839 $526,123 $522,970	$980,061 $828,449 $595,200	$19,175 $15,691 $15,431	$1,915,075 $1,755,263 $1,508,601
James D. Thompson Managing Director	2015 2014 2013	$395,000 $385,000 $375,000	$552,839 $490,123 $434,970	$871,835 $768,800 $799,462	$12,137 $11,827 $11,567	$1,831,811 $1,655,750 $1,620,999

(1)
Brian M. Smith retired on December 31, 2015. On January 1, 2016, Lisa Palmer became President while remaining Chief Financial Officer of the Company. In addition, Jim Thompson, previously Managing Director-East, became Executive Vice President of Operations and Dan M. Chandler III, previously Managing Director-West, became Executive Vice President of Development on January 1, 2016.

(2)
The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards.

2015 Stock Awards. The goals for performance awards granted in 2015 are entirely market-based for Messrs. Stein and Smith and Ms. Palmer. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2015 awards assumed (a) stock price volatility of 17.1% for Regency and 14.0% for the index, (b) risk-free interest rates of 0.78%, (c) Regency’s beta versus the index of 1.11, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2015 were valued using the Monte Carlo model at $72.89 per share. Totals for Messrs. Thompson and Chandler includes amounts recognized for financial reporting purposes in 2015 in accordance with FASB ASC Topic 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2015. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.
2014 Stock Awards. The goals for performance awards granted in 2014 are entirely market-based for Messrs. Stein and Smith and Ms. Palmer. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2014 awards assumed (a) stock price volatility of 24.6% for Regency and 21.6% for the index, (b) risk-free interest rates of 0.64%, (c) Regency’s beta versus the index of 1.065, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2014 were valued using the Monte Carlo model at $49.14 per share. Totals for Messrs. Thompson and Chandler includes amounts recognized for financial reporting purposes in 2014 in accordance with FASB ASC Topic 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2014. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.
2013 Stock Awards. The goals for performance awards granted in 2013 are entirely market-based for Messrs. Stein and Smith and Ms. Palmer. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2013 awards assumed (a) stock price volatility of 27.8% for Regency and 25.6% for the index, (b) risk-fee interest rates of 0.42%, (c) Regency’s beta versus the index of 1.021, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2013 were valued using the Monte Carlo model at $56.32 per share. Totals for Messrs. Thompson and Delatour include amounts recognized for financial reporting purposes in 2013 in accordance with FASB ASC Topic 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2013. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.

(3)
The amounts in this column for 2015 consist of the following for each executive: (a) a $9,067 contribution to our 401(k) and profit sharing plan, and (b) a $1,000 holiday bonus. Messrs. Stein, Smith and Thompson also received life insurance premiums of $9,108 and Ms. Palmer and Mr. Chandler received life insurance premiums of $2,070.

(4)	The amount includes $229,500 for a restricted stock grant Ms. Palmer earned for 2012 performance in her prior position. The restricted stock vests 25% per year over four years beginning in 2014.

(5)
Mr. Smith received $2,073,046 pursuant to agreements related to his retirement on December 31, 2015, including $127,066 for payout of accrued and unused paid time off and $33,405 for medical benefits. In addition, from time to time, we will charter a plane through NetJets in order for officers to attend business related meetings or functions. On one trip, because additional seats were available, a family member of Mr. Smith accompanied him on the aircraft which amounted to $684 of taxable income to Mr. Smith.

2015 Total Earned Compensation Table

To supplement the SEC-required disclosure in the Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each named executive officer in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position (1)	Year	Total Earned Compensation (2) (3)	Total Compensation from Summary Compensation Table
Martin E. Stein, Jr. Chairman and Chief Executive Officer	2015 2014 2013	$8,934,193 $9,828,341 $3,917,396	$5,296,067 $4,859,139 $4,573,053
Brian M. Smith President and Chief Operating Officer	2015 2014 2013	$6,968,231 $5,812,699 $2,444,688	$5,005,954 $2,764,130 $2,593,489
Lisa Palmer Executive Vice President and Chief Financial Officer	2015 2014 2013	$3,101,133 $1,788,196 $1,257,544	$1,903,749 $1,777,291 $1,872,440
James D. Thompson Managing Director	2015 2014 2013	$2,484,430 $2,475,491 $1,542,982	$1,915,075 $1,755,263 $1,508,601
Dan M. Chandler, III Managing Director	2015 2014 2013	$2,283,518 $2,324,507 $1,666,803	$1,831,811 $1,655,750 $1,620,999

(1)
Brian M. Smith retired on December 31, 2015. On January 1, 2016, Lisa Palmer became President while remaining Chief Financial Officer of the Company. In addition, Jim Thompson, previously Managing Director-East, became Executive Vice President of Operations and Dan M. Chandler III, previously Managing Director-West, became Executive Vice President of Development on January 1, 2016.

(2)
Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation table. Total Earned Compensation is not a substitute for Total Compensation. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation table set forth on page 34.

(3)
The value of the performance shares awarded for the 2013-2015 performance period was greatly impacted by both the $20.64 appreciation in our share price from grant date to vesting date and our out performance of our shopping center peers on a relative total shareholder basis of 1700 basis points.

Grants of Plan-Based Awards

Cash incentive awards under our 2015 incentive plan were based on Core FFO per share and Regional NOI Growth during the year ended December 31, 2015. Cash incentive awards based on Core FFO per share were earned at 1.45 times the target level under the 2015 incentive plan. The cash payout based on Regional NOI Growth was at 1.70 times the target level for Mr. Chandler and 1.54 times the target level for Mr. Thompson.
Equity awards that may be earned under our 2015 incentive plan are issuable under our Long Term Omnibus Plan. Our 2015 incentive plan provides for the issuance to our named executive officers of performance share awards that are based on specified thresholds for total relative shareholder return during 2015 through 2017. Our managing directors can also receive performance share awards for 2015 Regional NOI Growth.
Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the minimum performance levels are not achieved. Earned awards will vest, if at all, on February 2, 2018 and be paid in shares, except for the share awards earned by our managing directors for Regional NOI Growth. The shares earned for Regional NOI Growth vested 25% in February 2016 with the remainder vesting equally in February 2017, 2018 and 2019. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.
The following table sets forth information about plan-based awards granted to our named executive officers during 2015, all of which were made under our 2015 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grand Date of Equity Incentive Plan Awards	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)	Grand Date Fair Value of Stock and Option Awards ($)
Mr. Stein	02/02/2015 (1)	$532,500	$1,065,000	$2,130,000	—	—	—	—	—
	02/02/2015 (3)	—	—	—	20,185	40,371	80,742	—	2,942,642 (4)

Mr. Smith	02/02/2015 (1)	$285,000	$570,000	$1,140,000	—	—	—	—	—
	02/02/2015 (3)	—	—	—	10,403	20,806	41,612	—	$1,516,549 (4)

Ms. Palmer	02/02/2015 (1)	$227,500	$455,000	$910,000	—	—	—	—	—
	02/02/2015 (3)	—	—	—	5,329	10,658	21,317	—	$776,862 (4)

Mr. Thompson (5)	02/02/2015 (1)	$80,000	$160,000	$320,000	—	—	—	—	—
	02/02/2015 (2)	$120,000	$240,000	$480,000	—	—	—	—	—
	02/02/2015 (2)	—	—	—	1,460	2,920	5,840	—	$308,000
	02/02/2015 (3)	—	—	—	1,460	2,920	5,840	—	$212,839 (4)

Mr. Chandler (5)	02/02/2015 (1)	$80,000	$160,000	$320,000	—	—	—	—	—
	02/02/2015 (2)	$120,000	$240,000	$456,000	—	—	—	—	—
	02/02/2015 (2)	—	—	—	1,460	2,920	5,548	—	$340,000
	02/02/2015 (3)	—	—	—	1,460	2,920	5,840	—	$212,839 (4)

(1)	The amount shown represents the range of possible cash incentive awards that could have been earned under our 2015 incentive plan for our Core FFO per share performance in 2015.

(2)	The amounts shown represent the range of cash and stock awards that could have been earned by our managing directors for 2016 Regional NOI Growth.

(3)
The amounts shown represent the range of stock awards that may be earned, together with dividend equivalents, under our 2015 incentive plan for performance during 2015 through 2017 for total shareholder return for each person. The amounts are based upon the actual grant price of $68.49. Any earned award, together with dividend equivalents on the earned awards, will vest on February 2, 2018 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”

(4)
The goals for performance awards granted in 2015 are entirely market-based for Messrs. Stein and Smith and Ms. Palmer. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE NAREIT U.S. Shopping Center Index. The 2015 awards assumed (a) stock price volatility of 17.1% for Regency and 14.0% for the index, (b) risk-fee interest rates of 0.78%, (c) Regency’s beta versus the index of 1.11, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued in 2015 were valued using the Monte Carlo model at $72.89 per share. Totals for Messrs. Chandler and Thompson include amounts recognized for financial reporting purposes in 2015 in accordance with FASB ASC Topic 718 for performance awards that are likely to be earned based on Regional NOI Growth during 2015. We consider the likelihood of meeting performance criteria based upon management’s estimates at the beginning of the performance period.

(5)
Under our value creation incentive, Mr. Chandler received a cash payment of $231,835 and Mr. Thompson received a cash payment of $378,461. This plan does not have thresholds, targets or maximums since it is based upon a percentage of value created in a specified manner. These amounts are included in the Summary Compensation Table but are not included in this table.

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2015 by our named executive officers. The amounts include unvested dividend equivalent units earned as of December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2015 (6) (7)

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Mr. Stein	—	—	101,243 (5)	$6,896,673
			105,319 (4)	$7,174,330
			83,246 (3)	$5,670,718

Mr. Smith	—	—	53,521 (5)	$3,645,851
			56,991 (4)	$3,882,227
			42,902 (3)	$2,922,484

Ms. Palmer	2,559	$174,319	28,991 (5)	$1,974,867
			30,091 (4)	$2,049,799
			21,978 (3)	$1,497,141

Mr. Thompson	11,363	$774,048	8,920 (5)	$607,630
			9,118 (4)	$621,118
			12,042 (3)	$820,301

Mr. Chandler	9,116	$620,982	8,920 (5)	$607,630
			9,118 (4)	$621,118
			11,892 (3)	$810,083

(1)	These stock rights awards vest as follows:

Ms. Palmer (#)	Mr. Chandler (#)	Mr. Thompson (#)	Vesting Dates
—	2,010	2,660	100% on January 27, 2016

2,559	2,319	3,300	50% per year on January 25, 2016 and 2017

—	4,787	5,402	33% per year on February 3, 2016, 2017 and 2018

(2)
The amounts in this column have been computed based on the closing price of our common stock of $68.12 on December 31, 2015, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3)
These shares represent the maximum possible awards available on December 31, 2015 under our 2015 incentive plan based on total shareholder return during 2015 through 2017 for Messrs. Stein and Smith and Ms. Palmer and total shareholder return during 2015 through 2017 and Regional NOI Growth in 2015 for Messrs. Chandler and Thompson.

(4)
These shares represent the maximum possible awards available on December 31, 2015 under our 2014 incentive plan based on total shareholder return during 2014 through 2016 for Messrs. Stein and Smith and Ms. Palmer and total shareholder return during 2014 through 2016 and Regional NOI Growth in 2014 for Messrs. Chandler and Thompson.

(5)
These shares represent the maximum possible awards available on December 31, 2015 under our 2013 incentive plan based on total shareholder return during 2013 through 2015 for Messrs. Stein and Smith and Ms. Palmer and total shareholder return during 2013 through 2015 and Regional NOI Growth in 2013 for Messrs. Chandler and Thompson.

(6)No stock option awards are outstanding for any Company employee.

(7)In addition to the vesting provisions described in the preceding notes:

•
There will be accelerated vesting for unvested stock awards upon termination of employment without cause or for good reason within two years following a change of control, as defined in change of control agreements.

•
In the event of a change of control as a result of which Regency or the successor corporation in a business combination is not a public company, (1) all restricted stock or stock rights awards that vest based on continued employment will vest in full and be cashed out, based on the fair market value of our common stock immediately before the change of control, and (2) because performance criteria may no longer be meaningful as a result of the change of control, performance share awards will be converted to the right to receive a cash payment (based on such fair market value), plus interest at the prime rate, adjusted annually, at the end of the performance period, provided that the executive remains employed through that date.

•
Stock rights awards that vest based on continued employment will vest in full on death or disability, and the executive (or his or her estate) will remain eligible to receive performance shares, subject to satisfaction of the performance goals over the remainder of the performance period, as if the executive remained employed.

See “- Compensation on Termination of Employment.”

OPTION EXERCISES AND STOCK VESTED IN 2015

Our named executive officers do not have any options outstanding and did not exercise any options in 2015. The following table sets forth information about the vesting of stock rights awards for our named executive officers in 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Martin E. Stein, Jr.	106,207	$7,396,275
Brian M. Smith	62,635	$4,361,934
Lisa Palmer	10,114	$704,369
James D. Thompson	17,897	$1,246,352
Dan M. Chandler, III	16,641	$1,158,880

(1)	The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2)	The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management or other highly compensated employees designated by the compensation committee of our board of directors to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts but have never done so. We established the second of the two plans in 2005 to comply with changes made to the Internal Revenue Code, including the addition of Code Section 409A. We require that all contributions be made to the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it before we established the 2005 plan. Otherwise, the provisions of the two plans are nearly identical.
Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. Participating employees must defer a minimum of $25,000 of incentive compensation. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options and base salary.
We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.
Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability,(3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.
The following table sets forth information about participation by our named executive officers in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2015
Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
Martin E. Stein, Jr.	$—	$—	$792,203	$—	$8,622,908
Brian M. Smith	$—	$—	$311,230	$—	$4,158,696
Lisa Palmer	$—	$—	$—	$—	$—
James D. Thompson	$—	$—	$103,911	$—	$13,239,592
Dan M. Chandler, III	$175,770	$—	$(4,031)	$—	$354,291

(1)	We have the right to make, but have never made, matching contributions.

(2)	Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.

(3)
Includes contributions from salary or incentives compensation reported in the summary compensation table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Compensation on Termination of Employment

Our named executive officers have severance and change of control agreements that expire on December 31, 2018 but automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal within 90 days before the end of the current term. The following describes the compensation that will be payable to our named executive officers on termination of employment under these agreements.
If we terminate the executive without cause or the executive terminates his or her employment for good reason, in either case other than in connection with a change of control, the named executive officer will receive a cash payment equal to a specified multiple (set forth in the table below) of the sum of his or her annual base salary, his or her average annual cash bonus during the past three years, and the annual COBRA premiums the executive would be required to pay to continue health plan coverage under our health plans. We will pay this amount in a lump sum within 60 days after the executive’s separation from service, subject to deferral required by Section 409A of the Internal Revenue Code if payments over the first six months would exceed $450,000.
If the executive retires for other than good reason and gives us a specified advance notice before retiring, or if the executive dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The executive will remain eligible to receive performance shares awarded under our equity incentive plans before his or her termination if we achieve the stated performance goals during the remainder of the performance period, as if the executive’s employment had not terminated. To qualify for these benefits on retirement, the executive must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.
In the event of a change of control and termination of the executive by us without cause or by the executive for good reason within two years after the change of control, the specified multiple used to determine the executive’s aggregate severance benefits will increase to the multiple set forth in the table below. In addition, all unvested stock rights awards will vest immediately. Unearned performance shares also will vest at the greater of actual performance or target. If payments we make in connection with a change of control would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, the executive may either pay the excise tax or have such payment capped at a level so there will be no excise tax depending upon which option provides such executive with the greatest benefit on an after-tax basis.
The severance and change of control agreements require each executive officer to sign a general release of claims against us as a condition of receiving the severance payment.
For one year after termination of employment for any reason, the executive is prohibited from:

•	directly or indirectly soliciting (1) any of our employees to leave Regency or (2) any prospective employees negotiating with Regency on the date of termination to cease negotiations; or

•
directly or indirectly soliciting our tenants or other parties to terminate lease, joint venture, acquisition, business combination or development contracts to which we were a party on the date of termination, or soliciting prospects with whom we were actively conducting negotiations for a lease, joint venture, acquisition, business combination or development project on the date of termination of employment (unless the executive was not aware of the negotiations).

The agreements also require the executive to provide consulting services to us for up to 20 hours a month during the six months after any termination of employment and requires the executive to maintain the confidentiality of our confidential information.
The agreements do not contain any provision for waiving a breach of the non-solicitation, confidentiality or consulting obligations described above.
The following table illustrates the additional compensation that we estimate would be payable to each of our named executive officers on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2015 and that the severance and change of control agreements were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT IF TERMINATED ON THE LAST BUSINESS DAY OF 2015 (1)
Name	Salary and Cash Bonus (Multiple)	Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Awards	Total

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x)	$3,203,625	$22,831	12,343,724	$15,570,181
Brian M. Smith	(1.5x)	$2,032,575	$33,405	6,569,385	$8,635,365
Lisa Palmer	(1.5x)	$1,370,575	$11,570	3,592,280	$4,974,425
James D. Thompson	(1.0x)	$1,176,344	$15,221	1,556,817	$2,748,382
Dan M. Chandler, III	(1.0x)	$1,236,294	$22,270	1,473,344	$2,731,908

Qualifying Retirement, Death, or Disability:

Martin E. Stein, Jr.	n/a	—	—	—	—
Brian M. Smith	n/a	—	—	—	—
Lisa Palmer	n/a	—	—	$174,308 (4)	$174,308
James D. Thompson	n/a	—	—	$774,026 (4)	$774,026
Dan M. Chandler, III	n/a	—	—	$621,010 (4)	$621,010

Change of Control:

Martin E. Stein, Jr.	(3.0x)	$6,407,250	$45,663	$17,097,979	$23,550,892
Brian M. Smith	(3.0x)	$4,065,150	$66,810	$9,081,151	$13,213,111
Lisa Palmer	(2.0x)	$1,827,433	$15,427	$4,986,506	$6,829,366
James D. Thompson	(2.0x)	$2,352,689	$30,442	$2,529,383	$4,912,514
Dan M. Chandler, III	(2.0x)	$2,472,589	$44,540	$2,409,165	$4,926,294

(1)
The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2015. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “ Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2)	Cash bonus has been computed based on cash incentive compensation paid in 2013, 2014 and 2015 (the three years preceding the date of termination).

(3)	Medical, hospitalization, dental and vision payments have been estimated based on current COBRA rates.

(4)	The amounts shown do not include performance shares that would vest in 2016, 2017 or 2018 to the extent that we achieve the stated performance goals for those years.

RELATED PARTY TRANSACTIONS
The nominating and corporate governance committee has adopted written policies and procedures for the committee to review and approve or ratify related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules, and

•
transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of organizations such as Institutional Shareholder Services.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.
Criteria for committee approval or ratification of a related party transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•
in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

There have been no related party transactions since January 1, 2015 required to be disclosed under SEC rules.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section in this proxy statement, we design our executive officer compensation programs to attract, motivate, and retain executives who are capable of achieving our key strategic goals. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders by awarding incentives for the achievement of specific key objectives. Pay that reflects performance and alignment of that pay with the interests of long-term shareholders are key principles that underlie our compensation program design. We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections.
The compensation committee continues to refine our executive compensation practices and policies consistent with evolving governance practices. We believe that the compensation actually received by our executives reflects our goal to align the interests of management with shareholders. We believe the following items reflect our commitment to pay for performance and to maintain a strong executive compensation governance framework.

•	We have endeavored to align base salaries and target total direct compensation moderately below, at or moderately above the market median.

•	Our annual bonus plan is entirely based on corporate or regional financial results.

•
Our annual long-term incentive award for our CEO, president and chief operating officer, and our executive vice president and chief financial officer is 100% performance based with the vesting based upon our total shareholder return relative to the FTSE NAREIT U.S. Shopping Center Index.

•
Our executives have severance agreements but not employment agreements. These agreements do not provide tax gross-ups and do not have single triggers in the event of a change of control, other than in the limited instance in which our stock is no longer publicly-traded following a change of control, in which case equity awards become vested and converted to a cash payment.

•	We do not offer pension plans for our executive officers or our other employees.

•	We have a stock ownership policy that requires our executive officers to own a significant multiple of their base salary and to retain a percentage of the shares subsequently awarded to them.

•	We prohibit our officers and directors from engaging in hedging transactions or arrangements designed to lock in the value of their Company securities.

•	We prohibit our officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
In accordance with SEC rules, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2015 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our board and compensation committee will review the voting results. To the extent there is any significant negative say-on-pay vote, the board and compensation committee would consider constructive feedback in making future decisions about executive compensation programs.
Our board recommends a vote “for” approval of the following resolution:
RESOLVED, that the holders of common stock of Regency Centers Corporation approve, on an advisory basis, the 2015 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2016. That firm has served as our auditors since 1993. Our board of directors has directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.
Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the board of directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. In such event, the audit committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the audit committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.
All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities Exchange Commission. There are no exceptions to the policy of securing pre-approval of the audit committee for any service provided by our independent registered public accounting firm.
The following table provides information relating to the fees billed to Regency by KPMG LLP for the years ended December 31, 2015 and 2014:

	2015	2014

Audit fees (1)	$1,040,000	$925,600
Audit-related fees (2) (3)	$7,000	$7,500
Tax fees (3) (4)	$108,643	$101,627
All other fees	—	—

(1)
Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the Company)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work). Additionally, the amount includes fees for services associated with comfort letters and reviews of documents filed with the SEC.

(2)	Consists of employee benefit plan audits and consents on SEC registration statements.

(3)	The audit committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.

(4)	Consists of fees for tax consultation and tax compliance services.

Our board of directors recommends that the shareholders vote “for” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2016.

Shareholder Proposals and Communications with the Board of Directors
Shareholders who wish to have a proposal be included in our proxy statement and form of proxy relating to our 2017 annual meeting or who wish to present a proposal at our 2017 annual meeting, must provide a written copy of their proposal to us at our principal executive offices no later than November 14, 2016 (which is 120 calendar days prior to the anniversary of this year’s mailing date). Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after November 14, 2016 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.
A shareholder who wishes to include a director nominee in our proxy statement and form of proxy to our 2017 annual meeting (proxy access) must send us notice of such nominations at our principal executive offices no later than November 14, 2016 (subject to adjustment if the date of our 2017 annual meeting is more than 30 days before or more than 60 days after the anniversary date of our 2016 annual meeting). To be eligible for proxy access, a shareholder needs to have owned shares of our common stock equal to at least 3% of our aggregate issued and outstanding shares of common stock continuously for at least the prior three years. Additional notice and eligibility requirements are described in our bylaws which are available on our website at www.regencycenters.com.
Interested parties who wish to communicate with the board of directors or with a particular director, including our lead director, may send a letter to the Corporate Secretary at our address set forth on page 1 of this proxy statement. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. Interested parties may also communicate with the board of directors or with a particular director by contacting our AlertLine at 1-877-861-6669.

* * * * * * * * *

The reports of the audit committee and the compensation committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees:
	01 Martin E Stein, Jr.	02 Raymond L. Bank		03 Bryce Blair	04 C. Ronald Blankenship	05 J. Dix Druce, Jr.
	06 Mary Lou Fiala	07 David P. O'Connor		08 John C. Schweitzer	09 Thomas G. Wattles

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Adoption of an advisory resolution approving executive compensation for fiscal 2015.					☐	☐	☐
3	Ratification of appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 2016.					☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly has your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

REGENCY CENTERS CORPORATION Annual Meeting of Shareholders April 29, 2016 8:30 AM EDT
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint Martin E. Stein, Jr. and Lisa Palmer, and each or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, EDT on April 29, 2016, at the Ponte Vedra Inn & Club, 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in a manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on the reverse side